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                                                                    EXHIBIT 4.59

                                            November 1, 2002

EpicEdge, Inc.
5508 Hwy. 290 West
Suite 300
Austin, Texas 78735
Attention: Richard Carter

      Re: Warrant to be Issued Pursuant to Substitute Convertible Secured Promissory Note

Dear Richard:

      Reference is hereby made to (a) that certain Substitute Convertible Promissory Note dated October __, 2002 in the original principal amount of $2,850,000 issued by EpicEdge, Inc. (the "Company") in favor of Edgewater Private Equity Fund III, L.P. ("Edgewater"), which was issued in connection with the funding by Edgewater of an additional $250,000 (the "Initial 250") to the Company; and (b) that certain Substitute Convertible Secured Promissory Note of even date herewith in the original principal amount of $3,100,000 issued by the Company in favor of Edgewater, which was issued in connection with the funding by Edgewater of an additional $250,000 (together with the Initial 250, the "Additional Loans") to the Company.

      Whereas, a condition subsequent to and as partial consideration for the funding of the Additional Loans, the Company has agreed to issue to Edgewater a Warrant to purchase shares of Series B-1 Preferred Stock having a face value of $1,000,000 on terms mutually agreeable to Edgewater and the Company (the "Warrant"). The Company hereby agrees and acknowledges that it shall issue the Warrant to Edgewater upon the consummation of the Series B-1 Preferred Stock debt/equity financing as consideration for the Additional Loans.

      If the foregoing satisfactorily reflects your understanding of the subject matter contained herein, please confirm by dating and executing this letter in the space provided below.

                                              Very truly yours,

                                         Edgewater Private Equity Fund III, L.P.

                                         By:  Edgewater III Management, L.P.
                                         Its: General Partner

                                         By:  Gordon Management, Inc.
                                         Its: General Partner


                                         By:  /s/ Mark McManigal
                                             -----------------------------------
                                         Its: VP
                                             -----------------------------------

AGREED AND ACCEPTED AS OF THE 1st DAY OF
NOVEMBER, 2002

EPICEDGE, INC.


By: /s/ Richard Carter
   -------------------------------------
Name: Richard K. Carter
      ----------------------------------
Its: President and CEO
    ------------------------------------